CORPORATE SERVICES AGREEMENT

     THIS CORPORATE SERVICES AGREEMENT ("Agreement"), by and between Mariner Energy, Inc. ("Company"), and Enron North America Corp., a Delaware corporation ("Enron"), is effective as of August 23, 2001.

     WHEREAS, Enron and Company desire by their execution of this Agreement to evidence their understanding about Enron’s providing certain Services (as defined below) to Company.

     NOW, THEREFORE, in consideration of the foregoing premises, and the mutual promises and covenants contained herein, the parties agree as follows:

SECTION l.      SERVICES PROVIDED BY ENRON

In exchange for the compensation described herein, Enron agrees to provide or cause its affiliates to provide Company and/or its subsidiaries certain corporate, administrative, and human resources services (the “Services”) to the extent such Services may be reasonably requested by Company from time to time. The potential Services provided under this Agreement include those described below.

     A.      Services

(i)	Legal Services. Enron in its discretion may, from time to time, provide Company legal services.
(ii)	Structuring and Technical Support Services. Enron in its discretion may, from time to time, provide technical support to review and/or develop capital and maintenance projects, including assistance in the structuring and development of such projects.

(iii)	Strategic Consulting. Enron in its discretion may, from time to time, provide consulting services on strategies, financial matters, and other areas in which Company may request consulting services.
(iv)	Human Resources Consulting Services. Enron in its discretion may, from time to time, provide human resources consulting services, including advice as to compensation and benefits. All personnel decisions, such as hiring, termination, and compensation, shall be made by Company management. Company and Enron are not joint employers.

     B.      Service Providers

     At Enron’s election, and with Company’s prior consent, Enron may cause a third party contractor to provide the Services Company requests under this Agreement.

SECTION 2.      PERFORMANCE OF SERVICES

     2.1      Nature/Quality of Services.Enron shall perform the Services in a good and workmanlike manner, and the nature and quality of the Services provided by Enron shall be similar in quality to comparable services provided by Enron to its affiliates.

     2.2      Provision of Information. Any data, information, equipment, or general directions necessary for Enron to perform the Services shall be submitted in a timely manner.

     2.3      Laws and Regulations.

                (a)      Company represents and agrees that it will use the Services provided hereunder only in accordance with all applicable federal, state, and local laws and regulations. Enron reserves the right to take all actions, including termination of any particular Service, that it reasonably believes to be necessary to assure compliance with applicable laws and regulations. Enron shall provide written notice if any such actions will affect the Services.

                (b)      The parties certify that they will comply with all applicable laws, statutes, and regulations relating to providing the Services, including but not limited to, the Foreign Corrupt Practices Act, environmental laws, employment laws, safety regulations, securities laws and regulations, antitrust laws, intellectual property laws, and any other applicable laws, statutes, or

SECTION 3.      COMPENSATION

     3.1      Price of the Services. Company, in consideration for the Services provided by Enron to Company, agrees to pay Enron for the Services provided by the following individuals on the following basis:

                Scott D. Josey          $25,000.00 month

                Allan D. Keel            $20,000.00 month

     To the extent Company requests, and Enron provides, other Services, Company agrees to reimburse Enron for the actual Services provided, and to the extent such Services involve the use of Enron personnel, Company shall pay the fully burdened cost (i.e. inclusive of taxes, benefits, and the like) of that personnel for the time actually committed to providing Services.

     3.2      Third Partv Expenses. Company agrees to reimburse Enron for the actual cost, without any premium or margin to Enron, of any goods or materials Enron purchases for Company in the course and scope of performing the Services, and all expenses actually incurred by Enron for outsourced Services or other goods or services provided by third party providers.

SECTION 4.      PAYMENT OF CHARGES AND REIMBURSEMENTS

     Payment for Services. On or before the 30th day of April 2002, Enron shall submit an invoice for the Services provided during the period of August 23, 2001 through March 31, 2002. Enron shall thereafter provide invoices to Mariner for Services provided hereunder on a monthly basis. Company shall remit payment of all invoices to Enron within 5 days of the date such invoice is received.

SECTION 5.      RECORDS AND AUDITS

     For at least two years after the termination of any Service or of this Agreement, as well as for the time period required by applicable laws, each party shall maintain records and other evidence sufficient to accurately and properly reflect the performance of the Services and the amounts due in accordance with this Agreement. Each party or its representatives shall have access at all reasonable times to such records for the purpose of auditing and verifying the accuracy of the invoices. Any audits performed by or on behalf of a party shall be at that party’s sole cost and expense. Each party shall have the right to audit the other party’s books relating to the provision of the Services for a period of two years after the termination of this Agreement, except in those circumstances where contracts with third parties limit the audit period to less than two years.

SECTION 6.      TERMINATION; CANCELLATION OR REDUCTION OF SERVICES

     6.1      Termination of Agreement. Either party may terminate this Agreement for any reason whatsoever by giving the other party at least 30 days’ prior written notice to that effect. Each party shall pay for all charges incurred up to the date of termination.

     6.2      Cancellation or Reduction of Services. At any time, either party may terminate or reduce the level of any one or more of the specific Services by giving at least 30 days’ prior written notice. The termination of any one or more of the specific Services shall have no impact on a party’s obligation to continue to provide any other Service(s).

SECTION 7.      INDEMNIFICATION

     SUBJECT TO SECTION 8.10 BELOW, COMPANY AGREES TO PROTECT, DEFEND, INDEMNIFY, AND HOLD HARMLESS ENRON AND ITS EMPLOYEES, OFFICERS, DIRECTORS, AGENTS, AND REPRESENTATIVES, AT COMPANY’S COST AND EXPENSE, FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS OR CAUSES OF ACTION (COLLECTIVELY, “CLAIMS”) ARISING OUT OF THE SERVICES PROVIDED UNDER THIS AGREEMENT, EXCEPT FOR (A) CLAIMS THAT ARISE AS A RESULTOF ENRON’S FAILURE TO COMPLY WITH THE TERMS AND CONDITIONS OF THIS AGREEMENT, AND (B) CLAIMS THAT ARISE AS A RESULT OF THE NEGLIGENCE OR WILLFUL MISCONDUCT OF ENRON. COMPANY WILL REIMBURSE ENRON FOR ANY AND ALL COSTS, LIABILITIES, JUDGMENTS, AND EXPENSES (INCLUDING ATTORNEYS’ FEES) REASONABLY INCURRED BY ENRON IN CONNECTION WITH THE INVESTIGATING, PREPARING FOR, AND DEFENDING AGAINST ANY SUCH CLAIM, DEMAND, OR CAUSE OF ACTION, WHETHER OR NOT RESULTING IN ANY LIABILITY, AND ANY AMOUNT PAID IN SETTLEMENT OF ANY LITIGATION, COMMENCED, OR THREATENED, OR OF ANY SUCH CLAIM, DEMAND, OR CAUSE OF ACTION IF SUCH SETTLEMENT IS EFFECTED WITH THE WRITTEN CONSENT OF COMPANY.

SECTION 8.      MISCELLANEOUS

     8.1      Assignment. This Agreement shall be binding upon and inure to the benefit of Enron and any other person, association, or entity that may acquire or succeed to all or substantially all of the business or assets of Enron. Enron may assign this Agreement to an affiliate or other entity. Company shall not assign this Agreement without Enron’s written consent.

     8.2     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

     8.3     Notices. All notices under this Agreement shall be in writing and shall be sent by hand delivery, telecopy, or certified mail, return receipt requested as follows:

          If to Enron:

          Enron North America Corp.
          1400 Smith Street
          Houston, Texas 77002
          (713) 646-3491 (fax)
          Attention:     Corporate Secretary

          If to Mariner Energy, Inc.:

          580 WestLake Park Blvd., Suite 1300
          Houston, Texas 77079
          (281) 584-5515 (fax)
          Attention:      Corporate Secretary

If notice is given by hand delivery or telecopy, such notice shall be deemed received on the date of delivery or telecopy. Notice by certified mail shall be deemed received on the tenth day after mailing. Either party may change its address by giving the other party written notice of the new address in the manner set forth above.

     8.4      Severabilitv. In the event any portion of this Agreement shall be found by a court of competent jurisdiction to be unenforceable, that portion of this Agreement will be null and void, and the remainder of this Agreement will be binding on the parties as if the unenforceable provision never had been contained herein.

     8.5      Waiver. No waiver by either party of any term or breach of this Agreement shall be construed as a waiver of any other term or breach hereof or of the same or a similar term or breach on any other occasion.

     8.6      Amendment/Entire Agreement. No modification or amendment of this Agreement shall be binding upon either party unless in writing and signed by the parties hereto. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof; and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties hereto regarding the subject matter hereof.

     8.7      Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

     8.8      No Third Party Beneficiary. The provisions of this Agreement are enforceable solely by the parties to this Agreement, and no other shall have the right to enforce any provision of this Agreement or to compel any party to this Agreement to comply with the terms of this Agreement.

     8.9      Limitation of Liability. NEITHER ENRON OR COMPANY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE LOSSES OR DAMAGES, INCLUDING LOST PROFITS AND GOODWILL. THE FOREGOING LIMITATION OF LIABILITY WILL NOT APPLY WITH RESPECT TO (A) THE PAYMENT OF COSTS, DAMAGES, EXPENSES, AND ATTORNEY’S FEES PAYABLE BY EITHER PARTY, OR (B) CLAIMS ARISING OUT OF ENRON’S OR COMPANY’S ACTS OF GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT.

     8.10      Arbitration. Any claim or dispute arising out of or relating to this Agreement or the performance of the Services shall be submitted to binding arbitration. Arbitration shall be conducted in Houston, Texas, under the Commercial Arbitration Rules of the American Arbitration Association. The arbitrators’ decision may include any remedy contemplated by this Agreement, but the arbitrator shall not have the authority to award treble, exemplary, or punitive damages.

     IN WITNESS WHEREOF, the parties have executed this Agreement by signing below.

MARINER ENERGY, INC.	ENRON NORTH AMERICA CORP.
By:	By:
Name:	Name:
Title:	Title:
Date:	Date: